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                     August 3, 2022

       William Grogan
       Senior Vice President and Chief Financial Officer
       IDEX CORP ORATION
       3100 Sanders Road
       Suite 301
       Northbrook, Illinois 60062

                                                        Re: IDEX CORP ORATION
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-10235

       Dear William Grogan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction